Exhibit 99.1

For Immediate Release: October 14, 2010

Occidental Petroleum Elects Howard I. Atkins to Board of Directors

LOS ANGELES, October 14, 2010 — Occidental Petroleum Corporation (NYSE:OXY) today announced that its Board of Directors has elected Mr. Howard I. Atkins to Occidental’s Board, effective immediately.

Mr. Atkins, age 59, currently serves as Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company, where he is responsible for Wells Fargo’s financial management functions, its investment portfolios and its corporate properties functions.  A 37-year veteran of the financial services industry, Mr. Atkins previously served as Executive Vice President and Chief Financial Officer of New York Life Insurance Company, Chief Financial Officer of Midlantic Corporation and Corporate Treasurer of Chase Manhattan Bank.

The Board also announced that John S. Chalsty and Irvin W. Maloney, both of whom have passed the Board’s retirement age of 75, have expressed their intention not to stand for re-election at the 2011 Annual Meeting of Occidental Stockholders.

Chairman and Chief Executive Officer Dr. Ray R. Irani and Lead Independent Director Aziz Syriani stated, “On behalf of the Board of Directors of Occidental Petroleum, we wish to express our sincere thanks to John Chalsty and Irv Maloney for their many extraordinary and valuable contributions. We wish them well in their future endeavors. We also welcome Mr. Atkins to the Board of Directors and look forward to working with him.”

The Board also intends to nominate a new Director candidate for election to the Board prior to the 2011 Annual Meeting.

ABOUT OXY

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth-largest U.S. oil and gas company, based on equity market capitalization. Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve uncertainties that could materially affect expected results.  Words such as “intend”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “believe”, “expect” or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Factors that could cause results to differ materially include, but are not limited to: actions by third parties, including actions by competitors, litigation, reconsideration of decisions in light of new information or the passage of time and increases in competition for leadership talent.  Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise.

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Contacts: Richard S. Kline (media)

richard_kline@oxy.com

310-443-6249

Chris Stavros (investors)

chris_stavros@oxy.com

212-603-8184

On the web: www.oxy.com